As filed with the Securities and Exchange Commission on June 22, 2006
Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
Pier 1 Imports, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-1729843 (I.R.S. Employer Identification No.)

100 Pier 1 Place, Fort Worth, Texas (Address of Principal Executive Offices)	76102 (Zip Code)
PIER 1 IMPORTS, INC. 2006 STOCK INCENTIVE PLAN
(Full title of the plan)
Michael A. Carter
Senior Vice President and General Counsel
Pier 1 Imports, Inc.
100 Pier 1 Place, Fort Worth, Texas 76102
(Name and address of agent for service)
(817) 252-7630
(Telephone number, including area code, of agent for service)
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Share(2)	Price(2)	Registration Fee
Common Stock Par Value — $1.00 per share	13,246,944 shares	$7.58	$100,345,601	$10,736.98

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional shares that may be issued pursuant to the anti-dilution provisions of the employee benefit plan described herein.

(2)	Estimated pursuant to Rules 457(c) and (h) solely for purposes of calculating amount of registration fee and based upon the average of the high and low prices of the Common Stock of Pier 1 Imports, Inc., as reported on the New York Stock Exchange on June 21, 2006.

PART I
ITEM 1. PLAN INFORMATION*
ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
     The following documents previously filed by Pier 1 Imports, Inc. (“Pier 1” or the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:
     (1) The Registrant’s Annual Report on Form 10-K filed for the fiscal year ended February 25, 2006 (the “Form 10-K”);
     (2) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Form 10-K; and
     (3) The description of the Company’s common stock, par value $1.00 per share, contained in the Registrant’s registration statement on Form 8-B filed on September 17, 1986.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made a part hereof from the date of filing of such documents.
ITEM 4. DESCRIPTION OF SECURITIES
     Not applicable.
ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL
     Tom Thomas, a director of Pier 1, is a shareholder of Winstead Sechrest & Minick P.C., the law firm engaged to render an opinion regarding the validity of the securities being registered under this Registration Statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Section 102(b) (7) of the Delaware General Corporation Law (“DGCL”) grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Seventh of the Pier 1 Certificate of Incorporation contains a provision eliminating or limiting director liability to Pier 1 and its stockholders for monetary damages arising from acts or omissions in the director’s capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director’s duty of loyalty to Pier 1 or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the board of directors of Pier 1 protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of Pier 1 or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.
     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Seventh of the Pier 1 Certificate of Incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any person, who, by reason of the fact that he or she is a director or officer of Pier 1, or at the request of Pier 1 was serving as a director, officer, employee, or agent of another entity, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.
     Pier 1 has entered into agreements with all of its directors and certain of its officers pursuant to which it has agreed to indemnify such directors and officers against liability incurred by them by reason of their services as a director or officer to the fullest extent allowable under applicable law.
ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not applicable.
ITEM 8. EXHIBITS.
     The Exhibit Index to this Registration Statement is incorporated by reference in response to this Item 8.
ITEM 9. UNDERTAKINGS.
     (a) The Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of securities:
          The Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     (i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;
     (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;
     (iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and
     (iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.
     (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrants’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth and the State of Texas, on June 22, 2006.

PIER 1 IMPORTS, INC.
By:	/s/ Marvin J. Girouard
Marvin J. Girouard
Chairman and Chief Executive Officer

     Each person whose signature appears below hereby severally constitutes and appoints Marvin J. Girouard and Charles H. Turner and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Marvin J. Girouard Marvin J. Girouard	Chairman and Chief Executive Officer	June 22 , 2006
/s/ Charles H. Turner Charles H. Turner	Executive Vice President, Finance, Chief Financial Officer and Treasurer	June 22 , 2006
/s/ Susan E. Barley Susan E. Barley	Principal Accounting Officer	June 22 , 2006
/s/ John H. Burgoyne John. H. Burgoyne	Director	June 22 , 2006
/s/ Dr. Michael R. Ferrari Dr. Michael R. Ferrari	Director	June 22, 2006
/s/ James M. Hoak, Jr. James M. Hoak, Jr.	Director	June 22, 2006
/s/ Karen W. Katz Karen. W. Katz	Director	June 22, 2006
/s/ Terry E. London Terry E. London	Director	June 22, 2006
/s/ Tom M. Thomas Tom M. Thomas	Director	June 22, 2006

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated February 14, 2006 and Form of 6.375% Convertible Senior Notes due 2036, among Pier 1 Imports, Inc., the Subsidiary Guarantors parties thereto and JPMorgan Chase Bank, National Association, incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-K filed February 16, 2006

4.2	Registration Rights Agreement dated February 14, 2006, among Pier 1 Imports, Inc., the Guarantors parties thereto and the Initial Purchaser named therein, incorporated herein by reference to Exhibit 4.3 to the Company’s Form 8-K filed February 16, 2006

*5	Opinion of Winstead Sechrest & Minick P.C. as to the legality of the Registrant’s Common Stock

*23.1	Consent of Winstead Sechrest & Minick P.C. (included in the Opinion filed as Exhibit 5 hereto)

*23.2	Consent of Ernst &Young LLP, independent registered public accounting firm

24	Power of Attorney (set forth on the signature page hereof)

99	Pier 1 Imports, Inc. 2006 Stock Incentive Plan, incorporated herein by reference to Appendix A to the Registrants’ Proxy Statement filed with the Commission on May 15, 2006

*	Filed Herewith